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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  -------------

                                                  COMMISSION FILE NO.:

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

(CHECK ONE): [X] FORM 10-K   [ ] FORM 11-K   [ ] FORM 20-F    [ ] FORM 10-Q
[ ] FORM N-SAR

       FOR PERIOD ENDED:
                        ------------------------------------------------

[ ] TRANSITION REPORT ON FORM 10-K        [ ] TRANSITION REPORT ON FORM 10-Q
[ ] TRANSITION REPORT ON FORM 20-F        [ ] TRANSITION REPORT ON FORM N-SAR
[ ] TRANSITION REPORT ON FORM 11-K

                        FOR THE YEAR ENDED APRIL 30, 2001

      NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION
                 HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.


                          PART I REGISTRANT INFORMATION


                               ANSOFT CORPORATION
                            (Full name of registrant)


       Four Station Square, Suite 200
          Pittsburgh, Pennsylvania
   (Address of principal executive offices                        15219
           (street and number))                                 (Zip Code)


Registrant's telephone number, including area code: (412) 261-3200


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                        PART II RULES 12B-25 (B) AND (C)

         If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate).

                       (a)  The reasons described in reasonable detail in
                            Part III of this form could not be eliminated without unreasonable effort or expense;

                       (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day
        [X] following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and

                       (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.


                               PART III NARRATIVE

         State below in reasonable detail the reasons why Form 10-K, 20-F, 11-K, 10-Q and N-SAR or the transition report or portion thereof could not be filed within the prescribed period.

         The registrant has retained KPMG LLP to audit their financial statements for inclusion in their annual report of Form 10-K. KPMG LLP has indicated to Ansoft that they are not prepared to issue their opinion on the inclusion of their report in the Form 10-K.


                            PART IV OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification.

         Anthony Ryan, Chief Financial Officer (412) 261-3200

(2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                  [X] Yes  [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? Yes [ ] No [X]


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         If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                               ANSOFT CORPORATION
                  (Name of Registrant as specified in Charter)

         has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized, on July 31, 2001.

                                 ANSOFT CORPORATION


                                 By: /s/ Anthony Ryan
                                    -----------------------------------------
                                         Anthony Ryan
                                         Chief Financial Officer